January 30, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read Item 4.01 of Form 8-K of Asian Financial, Inc. dated December 22, 2006, and are in agreement with the statements contained therein.

/s/: Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah